Pricing Supplement No. 32 (to Product Supplement No.	Filed Pursuant to Rule 424(b)(5)
YGN-1, dated February 15, 2006, and the Prospectus dated May 28, 2003	Registration No. 333-104577
and the Prospectus Supplement dated May 28, 2003)	MERITS® #32

$180,000

CANADIAN IMPERIAL BANK OF COMMERCE
CIBC Premium Yield Generator NotesSM due November 2, 2009
(Annual Coupons Linked To A Basket Of Ten Large-Cap Stocks)

The Maturity Date of the Notes is November 2, 2009.
We will make annual Coupon Payments on the Notes, if any, equal to the Coupon Rate multiplied by the principal amount of the Notes.
The Coupon Payment Dates are the 31st calendar day of each October (or if such day is not a business day, the next following business day) during the term of the Notes.
The Notes are 100% principal protected. On the Maturity Date, we will pay you the full principal amount of your Notes (plus the final Coupon Payment, if any).
Notes issued under the MERITS® program are rated Aa3 by Moody’s Investors Service.
The Notes will not be listed on any securities exchange.
CUSIP: 13605F BJ 6

For each Coupon Payment, the Coupon Rate will be variable and will equal the greater of: (i) 0.00% and (ii) the average of the Stock Performances of ten large-cap stocks (collectively, the “Stocks” and each a “Stock”), equally weighted, calculated as described in this Pricing Supplement No. 32. The Stock Performance for each Stock may be positive or negative and may not exceed 12.00%, which is the Maximum Variable Coupon Rate.

The Ten Large-Cap Stocks are:

Initial Stock Prices
1.	Altria Group, Inc.	MO	81.57	6.	Merck & Co., Inc.	MRK	46.21
2.	Amgen Inc.	AMGN	75.96	7.	Starbucks Corporation	SBUX	38.87
3.	ConocoPhillips	COP	62.20	8.	Sunoco, Inc.	SUN	67.08
4.	Intel Corporation	INTC	21.78	9.	The Hershey Company	HSY	52.47
5.	Johnson & Johnson	JNJ	68.82	10.	The Southern Company	SO	36.14

Your investment in the Notes involves risks. Please read “Risk Factors” beginning on page 10 of this Pricing Supplement No. 32, on page PS-6 of Product Supplement No. YGN-1 and beginning on page S-2 of the accompanying prospectus supplement.

	Per Note		Total
Price to public	$1,000.00		$180,000.00
Agents’ commission		(1)	$4,950.00
Proceeds to us		(1)	$175,050.00

(1)

The agents will receive a commission of $22.50 per Note sold through their efforts. We may, in our discretion, offer certain agents or subagents an additional commission of up to $5.00 per Note sold through their efforts.

We will deliver the Notes in book-entry form only through The Depository Trust Company on or about October 31, 2006 against payment in immediately available funds.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Pricing Supplement No. 32, Product Supplement No. YGN-1, the prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The Notes are our direct, unsecured and unsubordinated contractual obligations and will constitute deposit liabilities which will rank equally in right of payment with all of our deposit liabilities, except for obligations preferred by mandatory provisions of law. The Notes will not be insured by the Canada Deposit Insurance Corporation or by the U.S. Federal Deposit Insurance Corporation or any Canadian or U.S. governmental agency or instrumentality.

CIBC World Markets Corp., our indirect wholly-owned subsidiary, and the other agents named in this Pricing Supplement No. 32, if any, have agreed to use their reasonable efforts to solicit offers to purchase the Notes as our agents. They may also purchase the Notes as principal at prices to be agreed upon at the time of sale. They may resell any Notes they purchase as principal at prevailing market prices, or at other prices, as the agents determine.

The agents may use this Pricing Supplement No. 32 and the accompanying Product Supplement No. YGN-1 and prospectus supplement in the initial sale of any Notes. In addition, CIBC World Markets Corp. or any other affiliate of ours may use this Pricing Supplement No. 32 and the accompanying Product Supplement No. YGN-1 and prospectus supplement in a secondary market transaction in any Note after its initial sale. Unless CIBC World Markets Corp. informs the purchaser otherwise in the confirmation of sale, this Pricing Supplement No. 32 and the accompanying Product Supplement No. YGN-1 and prospectus supplement are being used in a secondary market transaction.

The date of this Pricing Supplement is October 26, 2006

SUMMARY TERMS

You should read these summary terms and the other information in this Pricing Supplement No. 32, together with the prospectus dated May 28, 2003, as supplemented by the prospectus supplement dated May 28, 2003 relating to our Equity Linked Notes of which the Notes are a part, and the more detailed information contained in the accompanying Product Supplement No. YGN-1. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying Product Supplement No. YGN-1, as an investment in the Notes involves risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Unless otherwise indicated, all references to currency in this Pricing Supplement No. 32 are to U.S. dollars. Stock prices are quoted in the currency or unit of the relevant exchange. Please note that references to “CIBC,” “we,” “our,” and “us” refer only to Canadian Imperial Bank of Commerce and not to its consolidated subsidiaries. All percentages resulting from any calculation with respect to the Notes will be rounded, if necessary, to the nearest one hundredth of a percentage point with five one-thousandths of one percentage point being rounded upward (e.g., 9.875% or .09875, being rounded to 9.88% or .0988, respectively).

Issuer:	Canadian Imperial Bank of Commerce

Rating:	Moody’s Investors Service Aa3

Issue Size:	$180,000

Maturity Date:	The Stated Maturity Date

Stated Maturity Date:	November 2, 2009

Principal Protection:	100% at maturity

Issue Price:	100%

Denomination/ Principal Amount:	$1,000

Stocks:	Stock	Ticker	Stock Weight	Principal Exchange	Initial Stock Price	Stock	Ticker	Stock Weight	Principal Exchange	Initial Stock Price
	Altria Group, Inc.	MO	10%	NYSE	81.57	Merck & Co., Inc.	MRK	10%	NYSE	46.21
	Amgen Inc.	AMGN	10%	NASDAQ	75.96	Starbucks Corporation	SBUX	10%	NASDAQ	38.87
	ConocoPhillips	COP	10%	NYSE	62.20	Sunoco, Inc.	SUN	10%	NYSE	67.08
	Intel Corporation	INTC	10%	NASDAQ	21.78	The Hershey Company	HSY	10%	NYSE	52.47
	Johnson & Johnson	JNJ	10%	NYSE	68.82	The Southern Company	SO	10%	NYSE	36.14

	NYSE = New York Stock Exchange, NASDAQ = NASDAQ Stock Market

Initial Stock Price:		The closing price of each Stock (as determined by the calculation agent) on its principal exchange on the Pricing Date.

Coupon Payment Dates:

The 31st day of each October (or if such day is not a business day, the next following business day) during the term of the Notes. The first Coupon Payment Date will be October 31, 2007, the second Coupon Payment Date will be October 31, 2008 and the third and final Coupon Payment Date will be on the Maturity Date.

Coupon Payment:		Principal Amount x Coupon Rate, applicable to the Coupon Payment Date.

Coupon Rate:

The Coupon Rate on each Coupon Payment Date will be variable and will equal the greater of:

(i) 0.00% and (ii) the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted.

Stock Performance:

For each of the Stocks, the Stock Performance on each Coupon Payment Date will equal:

(i)   the Maximum Variable Coupon Rate of 12.00% if the Cumulative Price Return is greater than the Price Return Trigger Rate of 0.00%; otherwise,

(ii)  the Cumulative Price Return.

Each Stock Performance may be positive or negative.

Cumulative Price Return:		For each of the Stocks, the Cumulative Price Return on each Coupon Payment Date
	shall be:	( Valuation Stock Price - Initial Stock Price )
Initial Stock Price

Valuation Stock Price:

The closing price of each Stock on its principal exchange (as determined by the calculation agent) on the date that is three (3) Trading Days prior to each Coupon Payment Date (such date is referred to interchangeably as either a “Valuation Date” or a “Coupon Determination Date”.)

Maximum Variable Coupon Rate:		12.00%, which is the maximum Stock Performance for any Stock and the maximum Coupon Rate for any Coupon Payment Date.

Price Return Trigger Rate:		0.00%

Listing:		The Notes will not be listed on any securities exchange.

CUSIP No.:		13605F BJ 6

Trustee & Paying Agent:		Wilmington Trust Company

Settlement:		DTC, Book-entry only, Transferable

Pricing Date:		Thursday, October 26, 2006

Issue & Settlement:		Tuesday, October 31, 2006

HOW IT WORKS

Annual Coupon Payments

The Notes may make annual Coupon Payments on the thirty-first (31st) calendar day of each October (or if such day is not a business day, the next succeeding business day) during the term of the Notes. The Coupon Rate for each Coupon Payment Date is variable and can be no higher than 12.00% and no lower than 0.00%. The determination of the variable Coupon Rates is based on the price performance of a basket of ten (10) large-cap Stocks. If the variable annual Coupon Rate is 0.00% for any scheduled Coupon Payment Date, then there will be no Coupon Payment on such scheduled Coupon Payment Date.

Variable Coupon Rate

The variable Coupon Rate for each of the Coupon Payment Dates on October 31, 2007, October 31, 2008 and November 2, 2009 is linked to the price performance of an equally weighted basket of the following ten (10) large-cap Stocks (the “Stocks”).

The Stocks

Stock		Ticker Symbol	Principal Exchange	Initial Stock Price	Stock		Ticker Symbol	Principal Exchange	Initial Stock Price
1.	Altria Group, Inc.	MO	NYSE	81.57	6.	Merck & Co., Inc.	MRK	NYSE	46.21

2.	Amgen Inc.	AMGN	NASDAQ	75.96	7.	Starbucks Corporation	SBUX	NASDAQ	38.87

3.	ConocoPhillips	COP	NYSE	62.20	8.	Sunoco, Inc.	SUN	NYSE	67.08

4.	Intel Corporation	INTC	NASDAQ	21.78	9.	The Hershey Company	HSY	NYSE	52.47

5.	Johnson & Johnson	JNJ	NYSE	68.82	10.	The Southern Company	SO	NYSE	36.14

NYSE = New York Stock Exchange, NASDAQ = NASDAQ Stock Market

The variable Coupon Rate on any Coupon Payment Date may be no higher than 12.00% regardless of how well the Stocks perform. Likewise, the variable Coupon Rate on any Coupon Payment Date may be no lower than 0.00% regardless of how poorly the Stocks perform. The specific mechanics of the determination of the variable Coupon Rates based on the performance of the Stocks is discussed in the section “Calculating The Variable Annual Coupon Rate” on page 4.

The Maturity Date Of The Notes

The Maturity Date of the Notes is the Stated Maturity Date of November 2, 2009.

Payments On The Maturity Date

The Notes are 100% principal protected. On the Maturity Date, we will pay the full principal amount of the Notes and the final Coupon Payment, if any.

HOW IT WORKS

Calculating The Variable Annual Coupon Rate

The variable annual Coupon Rate is determined three (3) Trading Days prior to each Coupon Payment Date. These dates are called the Valuation Dates or the Coupon Determination Dates. The first Coupon Determination Date is October 26, 2007. The second Coupon Determination Date is October 28, 2008. The third and final Coupon Determination Date is October 28, 2009. The Coupon Determination Dates may be adjusted as set forth in the accompanying Product Supplement No. YGN-1.

The variable annual Coupon Rate for each Coupon Payment, determined on each Coupon Determination Date is equal to the greater of:

(i)    0.00%; and

(ii)   the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted.

Calculating The Stock Performance For Each Stock

The Stock Performance for each Stock for each Coupon Payment Date is:

(i)    12.00% if the closing price of the Stock on the Coupon Determination Date is greater than the closing price of the Stock on October 26, 2006 (the Initial Stock Price) or

(ii)   0.00% if the closing price of the Stock on the Coupon Determination Date is equal to the Initial Stock Price on October 26, 2006; or

(iii)  the Cumulative Price Return of the Stock on the Coupon Determination Date, which is:

(	Valuation Stock Price - Initial Stock Price	)
Initial Stock Price

        if the closing price of the Stock on the Coupon Determination Date is less than the Initial Stock Price on October 26, 2006.

The Stock Performance for each Stock can also be depicted graphically, as shown below. Stock Performance is plotted on the vertical axis while Cumulative Price Return is plotted on the horizontal axis.

HOW IT WORKS

The Variable Annual Coupon Rate and The Stocks

The Stock Performance of each Stock for purposes of calculating the variable annual Coupon Rate on any Coupon Determination Date is 12.00% as long as the Stock’s closing price on the Coupon Determination Date (the Valuation Stock Price) is greater than its closing price on October 26, 2006 (the Initial Stock Price). The Stock Performance is 12.00% regardless of the magnitude of the price increase. Stocks with small or even fractional price increases will have the same 12.00% Stock Performance as Stocks with large price increases.

The variable annual Coupon Rate is the greater of (i) 0.00% and (ii) the average, which may be positive or negative, of the Stock Performances of the individual Stocks, equally weighted. The Stock Performance for each Stock can never be higher than 12.00%. The highest that the annual Coupon Rate can be is therefore 12.00%, which is the Maximum Variable Coupon Rate. The Coupon Rate will be 12.00% if the closing prices of all of the Stocks on a Coupon Determination Date are greater than their Initial Stock Prices (since the Stock Performance for each Stock would be 12.00%, the average of the Stock Performances would be 12.00% as well). The Coupon Rate will be less than 12.00% if the closing price of one or more of the Stocks does not increase between the Pricing Date and the Coupon Determination Date.

The calculation of the Stock Performance for each Stock is designed to result in above-market annual Coupon Rates relative to fixed-income alternatives of comparable credit quality and maturity even with only modest price performance from the Stocks.

The Coupon Determination Date for the first variable annual Coupon Payment is on October 26, 2007. The Stocks have a full year to produce the small or even fractional price gains required to generate a Coupon Rate of up to 12.00% payable on October 31, 2007. Similarly, the Stocks have two full years to produce a small or even fractional price gain for the second annual Coupon Payment on October 31, 2008. Lastly, the stocks have three full years to produce a small or even fractional price gain for the third and final annual Coupon Payment on November 2, 2009. However, the Valuation Stock Price for each Stock is determined only on each Coupon Determination Date and therefore will reflect the performance of such Stock only on such date without regard to the performance of that Stock on any other date during the term of the Notes.

Price declines reduce the variable annual Coupon Rate. The Stock Performance of a Stock whose price has declined is the negative percentage decline in that Stock’s price (its Cumulative Price Return). The negative Stock Performance of a Stock is not limited like its positive Stock Performance. Large price increases may not offset large price declines, as is illustrated in Hypothetical Example Two.

A large price decline in just one or two Stocks could cause the variable annual Coupon Rate to be small or even 0.00%. The variable annual Coupon Rate can never be lower than 0.00%.

U.S. Federal Income Tax Considerations

The initial issue price of the Notes will be $1,000. We have determined that the comparable yield for the Notes is 5.10%, compounded semi-annually. If the comparable yield were successfully challenged by the Internal Revenue Service (the “IRS”), the redetermined yield could be materially different from the comparable yield (for U.S. Federal income tax purposes) provided by us, and the projected payment schedule could also differ materially from the schedule provided by us, as set out below. Based on the comparable yield, if you are an initial holder that holds a Note to maturity, and you pay your taxes on a calendar year basis, you would generally have to include as interest income each year the amounts set forth under “OID Accrual” in the chart below (subject to adjustment as described in the discussion under “Supplemental U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. YGN-1). The “Interest Income” columns in the chart below show the general results of such adjustments to interest income each year.

Tax Year	OID Accrual	Actual Coupon	Projected Payment Schedule	Interest Income
2006	8.39	$0.00	$0.00	8.39
2007	51.00	2007 Variable Coupon Payment	51.00	2007 Variable Coupon Payment
2008	51.00	2008 Variable Coupon Payment	51.00	2008 Variable Coupon Payment
2009	42.61	2009 Variable Coupon Payment	51.00	2009 Variable Coupon Payment less 8.39

Notice Pursuant to I.R.S. Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing of the Notes by CIBC. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

HOW IT WORKS

Hypothetical Example One — Annual Coupon Rate Calculation

Hypothetical Example One below graphically illustrates the calculation of a hypothetical variable annual Coupon Rate. The closing prices of eight of the ten Stocks in this hypothetical example were higher on the Coupon Determination Date than their Initial Stock Prices, and the closing prices of two of the Stocks were lower. The Stocks whose closing prices were higher on the Coupon Determination Date contribute to the Coupon Rate by the amount of their Stock Performances, or 12.00%. The Stocks whose closing prices were lower reduce the annual Coupon Rate by the amount of their Stock Performances of -2.00% and -5.00%, respectively.

The calculation of the average of the Stock Performances is shown in the right-most column of the chart. Since the average Stock Performance of 8.90% is greater than 0.00%, the hypothetical variable annual Coupon Rate is 8.90%.

This hypothetical example shows how small or even fractional price increases in the Stocks can result in above market annual Coupon Rates relative to fixed income alternatives of comparable credit quality and maturity.

Hypothetical Example

HOW IT WORKS

Hypothetical Example Two — Annual Coupon Rate Calculation

Hypothetical Example Two below illustrates the calculation of another hypothetical variable annual Coupon Rate. The closing prices of six of the ten Stocks in this hypothetical example were higher on the Coupon Determination Date than their Initial Stock Prices, the closing prices of three of the Stocks were significantly lower, and the closing price of one Stock did not change. The Stocks whose closing prices were higher contribute to the Coupon Rate by the amount of their Stock Performances, or 12.00%. The Stock whose closing price was unchanged contributes nothing to the annual Coupon Rate. The Stocks whose closing prices were lower reduce the annual Coupon Rate by the amount of their Stock Performances of -16.00%, -25.00% and -47.00%, respectively.

The calculation of the average of the Stock Performances is shown in the right-most column of the chart. Since the average Stock Performance of -1.60% is less than 0.00%, the hypothetical variable annual Coupon Rate is 0.00% (the variable annual Coupon Rate can be no lower than 0.00%). Thus, in this hypothetical, there would be no Coupon Payment.

This hypothetical example shows the negative impact that significant price declines in just a few Stocks can have on the variable annual Coupon Rate.

Hypothetical Example

ADDITIONAL CONSIDERATIONS

Historical Trading Price Information and Information About Stock Issuers

The stock issuers are not involved in the offering of Notes and have no obligations with respect to the Notes, including any obligation to take our or your interests into consideration for any reason. The historical trading price information through October 26, 2006, set forth herein was obtained from Bloomberg Financial Markets L.P., without independent verification, and the information about the stock issuers set forth herein was obtained from publicly available documents.

Altria Group, Inc. (“MO”) is the parent company of Kraft Foods, Philip Morris International, Philip Morris USA, and Philip Morris Capital Corporation. MO is also a shareholder in the brewer, SABMiller plc. MO’s brands include Marlboro cigarettes, Oreo cookies, Kraft cheeses, Maxwell House coffee, Nabisco crackers, and Philadelphia cream cheese. MO’s common stock is listed on the New York Stock Exchange under the symbol “MO.” Information filed by MO with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”) can be located by reference to its SEC file number: 001-08940.

Amgen Inc. (“AMGN”) discovers, develops, manufactures, and markets human therapeutics based on cellular and molecular biology. AMGN focuses its research on secreted protein and small molecule therapeutics, with particular emphasis on neuroscience and cancer. AMGN concentrates on the areas of hematology, cancer, infectious disease, endocrinology, neurobiology, and inflammation. AMGN’s common stock is traded on the NASDAQ Stock Market under the symbol “AMGN.” Information filed by AMGN with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-12477.

ConocoPhillips (“COP”) is an international, integrated energy company which operates in several business segments. COP explores for and produces petroleum, and refines, markets, supplies, and transports petroleum. COP also gathers and processes natural gas, and produces and distributes chemicals and plastics. COP’s common stock is listed on the New York Stock Exchange under the symbol “COP.” Information filed by COP with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-32395.

Intel Corporation (“INTC”) designs, manufactures, and sells computer components and related products. INTC’s major products include microprocessors, chipsets, embedded processors and microcontrollers, flash memory products, graphics products, network and communications products, systems management software, conferencing products, and digital imaging products. INTC’s common stock is traded on the NASDAQ Stock Market under the symbol “INTC.” Information filed by INTC with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-06217.

Johnson & Johnson (“JNJ”) manufactures health care products and provides related services for the consumer, pharmaceutical, and medical devices and diagnostics markets. JNJ sells products such as skin and hair care products, acetaminophen products, pharmaceuticals, diagnostic equipment, and surgical equipment in countries located around the world. JNJ’s common stock is listed on the New York Stock Exchange under the symbol “JNJ.” Information filed by JNJ with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03215.

Merck & Co., Inc. (“MRK”) is a global pharmaceutical company that discovers, develops, manufactures, and markets a broad range of human and animal health products. MRK’s products include a treatment for elevated cholesterol, a treatment for male pattern hair loss, a preventive treatment for osteoporosis, a treatment for hypertension, and a treatment for allergic rhinitis. MRK’s common stock is listed on the New York Stock Exchange and the Philadelphia Stock Exchange under the symbol “MRK.” For purposes of all calculations related to these Notes, the prices on the New York Stock Exchange will be used. Information filed by MRK with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03305.

ADDITIONAL CONSIDERATIONS

Historical Trading Price Information and Information About Stock Issuers

Starbucks Corporation (“SBUX”) retails, roasts, and provides its own brand of specialty coffee. SBUX operates retail locations worldwide and sells whole bean coffees through its sales group, direct response business, supermarkets, and on the World Wide Web. SBUX also produces and sells bottled Frappuccino coffee drink and a line of ice creams. SBUX’s common stock is traded on the NASDAQ Stock Market under the symbol “SBUX.” Information filed by SBUX with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-20322.

Sunoco, Inc. (“SUN”) refines and markets petroleum, as well as transports crude oil and refined products. SUN’s petroleum products include fuels, lubricants, and petrochemicals. SUN’s operations are conducted principally in the eastern half of the United States. SUN’s coke making operations are conducted in Virginia and Indiana. SUN’s common stock is listed on the New York Stock Exchange under the symbol “SUN.” Information filed by SUN with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06841.

The Hershey Company (“HSY”) is a snack food company and a North American manufacturer of chocolate and non-chocolate confectionery products. HSY offers a variety of snack products to consumers and a range of products specifically developed to address the nutritional interests of health-conscious consumers. In addition, HSY markets cocoa, syrup, and other baking ingredients. HSY’s common stock is listed on the New York Stock Exchange under the symbol “HSY.” Information filed by HSY with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-00183.

The Southern Company (“SO”), through subsidiaries, generates, wholesales, and retails electricity in the southeastern United States. SO also offers wireless telecommunications services, and provides businesses with two-way radio, telephone, paging, and Internet access services. SO’s common stock is listed on the New York Stock Exchange under the symbol “SO.” Information filed by SO with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03526.

Additional Documents Specific to the Notes

You should read these summary terms and the other information in this Pricing Supplement No. 32 together with the prospectus dated May 28, 2003, as supplemented by the prospectus supplement dated May 28, 2003 relating to our Equity Linked Notes of which the Notes are a part, and the more detailed information contained in the accompanying Product Supplement No. YGN-1. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying Product Supplement No. YGN-1, as an investment in the Notes involves risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. You may view these documents by visiting EDGAR on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing the filings of Canadian Imperial Bank of Commerce for the relevant date on the SEC website):

Product Supplement No. YGN-1 dated February 15, 2006:

http://www.sec.gov/Archives/edgar/data/1045520/000110465906009780/a06-5171_2424b3.htm

Prospectus dated May 28, 2003, as supplemented by the Prospectus Supplement dated May 28, 2003:

http://www.sec.gov/Archives/edgar/data/1045520/000104746903020679/a2112534z424b2.htm

RISK FACTORS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying Product Supplement No. YGN-1.

You may not receive Coupon Payments on your Notes.

The average of the Stock Performances of the ten individual Stocks must be positive when the Coupon Rate is determined for there to be a Coupon Payment. The Stock Performances will be determined only by the Valuation Stock Prices on each Coupon Determination Date, and thus will not reflect the performance of the Stocks (whether positive or negative) on any other date during the term of the Notes.

Owning the Notes is different from owning the Stocks individually or conventional debt securities.

The return on your Notes will not reflect the return you would realize if you actually owned the Stocks or conventional debt securities and held such investment for a similar period because:

Principal Protected. At a minimum, you will receive the full principal amount of your Notes if the Notes are held to maturity.

Capped Coupon Rate. The maximum Coupon Rate for any Coupon Payment Date is 12.00%.

Weighted Return. Because the Coupon Payments will equal the average return of ten Stocks and no individual Stock can have a performance rate that exceeds 12.00%, negative performance rates of one or more Stock(s) (which are not limited) could offset gains made by other Stocks.

Correlation of Performance. Performance among the Stocks may become highly correlated over time, which may minimize the beneficial timing or hedging effect derived from inversely related investments.

No Dividend. The method of calculating performance of the Stocks does not take into account dividends paid on those Stocks. Therefore, if a dividend is paid, the performance rate on a Stock will be lower than the actual return a holder of that Stock would realize.

The market value of your Notes before maturity will depend on a number of factors, and may be substantially less than you had originally invested.

We believe that the value of the Notes will be affected by the supply of and demand for the Notes, the value of the Stocks on each Valuation Date, market interest rates and a number of other factors. The key factors we believe will impact the market value of the Notes include the value and volatility of the Stocks, interest rates, our credit rating and our financial condition and general economic conditions.

We are not affiliated with the stock issuers and have not investigated them.

We and our affiliates are not affiliated with any of the stock issuers and have not performed any due diligence investigation or review of any of them. We assume no responsibility for the adequacy of any information concerning these companies contained in this Pricing Supplement No. 32 or publicly available.

Trading and other transactions by us and our affiliates in the Stocks may impair the value of your Notes.

We, through one or more of our other affiliates, may hedge our obligations under the Notes by purchasing the Stocks. We expect to adjust the hedge by, among other things, purchasing or selling one or more of the Stocks, and perhaps listed or over-the-counter options, futures or other instruments linked to one or more of the Stocks, at any time and from time to time. In addition, our affiliates may engage in trading in one or more of the Stocks, or in instruments whose returns are linked to one or more of those Stocks, for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these hedging activities may adversely affect the performance rates of the Stocks—directly or indirectly by affecting the market prices of the Stocks—and, therefore, the value of your Notes.

The performances of the Stocks may not be fully protected from dilutive or reorganization events involving the issuers of those Stocks.

As calculation agent for your Notes, we will adjust the Initial Stock Price of each Stock for stock splits, reverse stock splits, stock dividends and similar events that affect the issuer’s capital structure, but only in the situations described in the accompanying Product Supplement No. YGN-1. The calculation agent is not required to make an adjustment for every corporate event that may affect the Stocks, and such other events may adversely affect the market price of a Stock and, therefore, adversely affect the value of your Note.

RISK FACTORS

You will be required to pay taxes on your Notes each year.

For United States federal income tax purposes, the Notes are classified as debt instruments that provide for contingent interest. Under the rules applicable to debt instruments that provide for contingent interest, you generally will be required to include interest income each year you hold the Notes, regardless of whether a Coupon Payment is made on the Notes, including some interest income in 2006 representing interest accruals in advance of the first Coupon Payment in 2007. Additionally, because the Notes will be classified as debt instruments that provide for contingent interest, you generally will be required to recognize ordinary income on the gain, if any, realized on a sale, upon maturity, or other disposition of the Notes. See “U.S. Federal Income Tax Considerations” in this Pricing Supplement No. 32 as well as the discussion under “Supplemental U.S. Federal Income Tax Consequences” in the accompanying Product Supplement No. YGN-1.

Notice Pursuant To I.R.S. Circular 230. This discussion is not intended or written by CIBC or by its counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. This discussion is provided to support the promotion and marketing by CIBC of the Notes. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in Notes.

Historical performance of the Stocks should not be taken as an indication of the future performance of the Stocks during the term of the Notes.

The trading prices of the Stocks on each Valuation Date will determine the Coupon Rates. As a result, it is impossible to predict whether there will be Coupon Payments or the amount of any such Coupon Payment.

Secondary trading may be limited.

The Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

There are potential conflicts of interest because we will also act as the calculation agent.

We will initially serve as the calculation agent. We will, among other things, decide the Valuation Stock Price for each Stock on each Valuation Date and the Coupon Rate for each Coupon Payment, make antidilution adjustments and make other relevant determinations regarding the Notes.

We can postpone a Valuation Date for one or more of the Stocks, and therefore postpone a Coupon Payment Date or the Maturity Date, if a market disruption event with respect to one or more of the Stocks occurs on a Valuation Date for such Stock.

In our role as calculation agent, we may postpone a Coupon Payment Date if we determine that on the Valuation Date for a Stock a market disruption event has occurred or is continuing for that Stock. If the determination of the Valuation Stock Price of a Stock is postponed to the last possible day as a result of a market disruption event (as described in more detail in the accompanying Product Supplement No. YGN-1), but a market disruption event with respect to such Stock occurs or is continuing on that day, that day will nevertheless be the date on which the Valuation Stock Price of such Stock will be determined. In such an event, in our role as calculation agent, we will determine the Valuation Stock Price of the affected Stock(s) using the trading or quoted price for such Stock(s) on that date. This determination may involve estimating the Valuation Stock Price of the affected Stock(s). If the final Valuation Date for one or more Stocks is postponed due to a market disruption event, the Maturity Date will be postponed to three business days after the last rescheduled Valuation Date.

ADDITIONAL ERISA CONSIDERATIONS

In addition to the administrative exemptions discussed under “Certain ERISA Considerations” in the accompanying Product Supplement No. YGN-1 that may apply to the purchase or transfer of the Notes to Plans, the Pension Protection Act of 2006 provides a statutory exemption under Section 408(b)(17) of ERISA for prohibited transactions between a Plan and a person or entity that is a party in interest to such Plan solely by reason of providing services to the Plan (other than a party in interest that is a fiduciary, or its affiliate, that has or exercises discretionary authority or control or renders investment advice with respect to the assets of the Plan involved in the transaction), provided that there is adequate consideration for the transaction. Even if the conditions specified in one or more of these exemptions are met, the scope of the relief provided by these exemptions might or might not cover all acts which might be construed as prohibited transactions. There can be no assurance that any of these, or any other exemption, will be available with respect to any particular transaction involving the Notes and prospective purchasers that are Plans should consult with their legal advisors regarding the applicability of any such exemption. All capitalized terms used in this paragraph but not defined herein are defined in the accompanying Product Supplement No. YGN-1.

MERITS® #32

$180,000

CANADIAN IMPERIAL BANK OF COMMERCE

CIBC Premium Yield Generator NotesSM due November 2, 2009

(Annual Coupons Linked To A Basket Of Ten Large-Cap Stocks)

Pricing Supplement

October 26, 2006